SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CorMedix Inc.
(Name of Registrant as Specified In Its Charter)

_____________________________________________________________
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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CORMEDIX INC.
300 Connell Drive, Suite 4200
Berkeley Heights, New Jersey 07922

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 9, 2021

TO THE STOCKHOLDERS OF CORMEDIX INC.

The Annual Meeting of Stockholders of CorMedix Inc. will be held on December 9, 2021, at 9:00 a.m. Eastern time. Due to the impact of the novel coronavirus outbreak (COVID-19) and to protect the health and safety of our employees, stockholders and directors, the 2021 Annual Meeting will be a virtual-only meeting conducted via live webcast, with no physical in-person meeting. You will be able to attend and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/CRMD2021. The 2021 Annual Meeting is being held for the following purposes:

1.      To elect six directors to serve until the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.      To approve on a non-binding advisory basis our executive compensation;

3.      To approve on a non-binding advisory basis the frequency of future advisory votes on executive compensation;

4.      To ratify the appointment of Friedman LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

5.      To act upon such other matters as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the proxy statement accompanying this notice.

The Board has fixed the close of business on October 15, 2021 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. A list of stockholders eligible to vote at the meeting will be available for review online during the Annual Meeting at www.virtualshareholdermeeting.com/CRMD2021.

This year, the meeting will take place virtually at www.virtualshareholdermeeting.com/CRMD2021. However, to assure your representation at the meeting, you are urged to vote by proxy by following the instructions contained in the accompanying proxy statement. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote during the online meeting even if he or she has returned a proxy. Your vote is important. Whether or not you plan to attend the virtual annual meeting, we hope that you will vote as soon as possible.

We are pleased to take advantage of the Securities and Exchange Commission, or SEC, rules that allow us to furnish proxy materials, including this notice, and the proxy statement (including an electronic proxy card for the meeting) for the annual meeting via the Internet. Taking advantage of these rules allows us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials.

Berkeley Heights, New Jersey
Dated: October 29, 2021

By Order of the Board of Directors,
Phoebe Mounts
Secretary

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:     Why are you holding a virtual meeting?

A:     Due to the public health impact of COVID-19 and to support the health and well-being of our employees, stockholders and directors, this year’s Annual Meeting will be held in a virtual meeting format only. The virtual format will provide stockholders enhanced access to, participation in and communication in the Annual Meeting regardless of their geographic location. The audio of the entire Annual Meeting will be available for one year on the Company’s website after the meeting.

Q:     How do I attend the Annual Meeting?

A:     You can access the Annual Meeting at www.virtualshareholdermeeting.com/CRMD2021. You must enter the 16-digit control number found on your Notice of Internet Availability or Proxy Card. If you are a beneficial owner, you must contact your bank, broker or other institution where you hold your account if you have questions about obtaining your control number.

Q:     How can I ask questions during the Annual Meeting?

A:     The virtual format of the Annual Meeting allows stockholders to communicate with us during the Annual Meeting so they can ask questions of our management. Stockholder questions may be submitted in the field provided in the web portal during the Annual Meeting for consideration. Detailed guidelines for submitting written questions during the Annual Meeting are available at www.virtualshareholdermeeting.com/CRMD2021. You can also submit questions in advance of the Annual Meeting by visiting www. proxyvote.com.

Q:     What if I need technical assistance during the Annual Meeting?

A:     If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, you should call 1-800-586-1548 (US) or 303-562-9288 (International) for technical assistance.

Q:     Who may vote at the meeting?

A:     The Board has set October 15, 2021 as the record date for the meeting. If you owned shares of our common stock or shares of our Series E and Series G preferred stock at the close of business on October 15, 2021, you may attend and vote at the meeting. Each common stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of October 15, 2021, there were 38,086,437 shares of our common stock outstanding and entitled to vote at the meeting. Additionally, each Series E preferred stockholder is entitled to approximately 6.20 votes for each share of Series E preferred stock held on all matters to be voted on and each Series G preferred stockholder is entitled to approximately 23.63 votes for each share of Series G preferred stock held on all matters to be voted on. As of October 15, 2021, there were 89,623 shares of our Series E preferred stock and 89,999 shares of our Series G preferred stock outstanding and entitled to vote at the meeting. Pursuant to their respective terms, as of the record date, the shares of Series E stock represent a total of 556,045 votes and the shares of Series G preferred stock represent a total of 2,126,432 votes. Such shares of Series E and G preferred stock vote together with our shares of common stock as a single class on all matters submitted to a vote of the holders of our common stock. The outstanding shares of common stock, shares of Series E preferred stock and shares of Series G preferred stock represent an aggregate of 40,768,914 votes entitled to be cast at the meeting. Our outstanding Series C-3 preferred stock is non-voting and therefore has no voting rights at the Annual Meeting.

Q:     What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:     If your shares of common stock are registered directly in your name with our transfer agent, VStock Transfer, LLC, you are considered, with respect to those shares, a “stockholder of record.” If you are a stockholder of record, we have sent the Notice of Internet Availability of Proxy Materials to you directly. All shares of Series E and Series G preferred stock are held of record by the persons in whose name certificates for such shares have been issued, which current owners are affiliates of Elliott Associates, L.P. (“Elliott Associates”).

If your shares of common stock are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In that case, the Notice of Internet Availability of Proxy Materials has been forwarded to you by your broker, bank, or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, nominee, trustee or other holder of record on how to vote your shares by using the voting instruction card you receive from your broker, nominee, trustee or other holder of record.

Q:     What is the quorum requirement for the meeting?

A:     A majority of our outstanding shares of stock, including shares of Series E and Series G preferred stock entitled to vote as of the record date must be present at the meeting in order for us to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•        are present and entitled to vote at the meeting;

•        properly submitted a proxy card or voter instruction card in advance of or at the meeting; or

•        do not provide your broker with instructions on how to vote, but the broker submits the proxy nonetheless (a broker non-vote).

If you are present virtually or by proxy at the meeting, but abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. The proposals listed in this proxy statement identify the votes needed to approve or ratify the proposed actions.

Q:     What proposals will be voted on at the meeting?

A:     The proposals to be voted on at the meeting are as follows:

1.      To elect the six directors named in the proxy statement to serve until our next annual meeting or until their successors have been elected and qualified;

2.      To approve on a non-binding advisory basis our executive compensation;

3.      To approve on a non-binding advisory basis the frequency of future advisory votes on executive compensation; and

4.      To ratify the appointment of Friedman LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:     How may I vote my shares personally at the meeting?

A:     If your shares are registered directly in your name with our transfer agent, VStock Transfer, LLC, you are considered, with respect to those shares, the stockholder of record. All shares of Series E and Series G preferred stock are held of record by the persons in whose name certificates for such shares have been issued, which current owners are affiliates of Elliott Associates. As the stockholder of record, you have the right to vote during the meeting at www.virtualshareholdermeeting.com/CRMD2021 using your unique control number that was included in your proxy card. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting via the Internet. Because a beneficial owner is not the stockholder of record, you may not vote these shares at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:     How can I vote my shares without attending the meeting?

A:     Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. If your shares are held by a broker, trustee or other nominee, they should send your instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•        Via the Internet by accessing the proxy materials on the secure website https://www.proxyvote.com and following the voting instructions on that website;

•        Via telephone by calling toll free 1-800-579-1639 in the United States or outside the United States and following the recorded instructions; or

•        By requesting that printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability of Proxy Materials and completing, dating, signing and returning the proxy card that you receive in response to your request.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 p.m. Eastern Time on December 8, 2021. Of course, you can always attend the meeting virtually and vote your shares. If you submit or return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board.

Q:     How can I change my vote after submitting it?

A:     If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•        Filing with our Corporate Secretary at 300 Connell Drive, Suite 4200, Berkeley Heights, New Jersey 07922 a written notice of revocation bearing a later date than the proxy either before the meeting or at the meeting;

•        Duly executing a later-dated proxy relating to the same shares and delivering it either before the meeting or live at the meeting and before the taking of the vote, to our Corporate Secretary at 300 Connell Drive, Suite 4200, Berkeley Heights, New Jersey 07922;

•        Attending the meeting and voting online during the virtual meeting by visiting www.virtualshareholdermeeting.com/CRMD2021 with your control number (although attendance at the meeting will not in and of itself constitute a revocation of a proxy); or

•        If you voted by telephone or via the Internet, voting again by the same means prior to 11:59 PM Eastern Time on December 8, 2021.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, nominee, trustee or other holder of record. You may also vote at the meeting if you obtain a legal proxy from them as described in the answer to a previous question.

Q:     Where can I find the voting results of the meeting?

A:     We will announce the voting results at the annual meeting. We will publish the results in a Form 8-K filed with the SEC within four business days of the annual meeting.

CORMEDIX INC.
300 Connell Drive, Suite 4200
Berkeley Heights, New Jersey 07922

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 9, 2021

This proxy statement has been prepared by, delivered and solicited on behalf of the management of CorMedix Inc., in connection with the 2021 Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/CRMD2021, on December 9, 2021, at 9:00 a.m. Eastern time. “We”, “our” and the “Company” each refers to CorMedix Inc.

In accordance with the rules of the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including the notice, this proxy statement, and a proxy card for the meeting, by providing access to them on the Internet to save printing costs and benefit the environment. These materials were first available on the Internet on or about October 29, 2021. We mailed a Notice of Internet Availability of Proxy Materials on or about October 29, 2021 to our stockholders of record and beneficial owners as of October 15, 2021, the record date for the meeting. This proxy statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the proxy card or voter instruction card that you will receive in response to your request.

GENERAL INFORMATION ABOUT SOLICITATION, VOTING AND ATTENDING

Who Can Vote

You are entitled to attend the meeting and vote your common stock or Series E or G preferred stock if you held shares as of the close of business on October 15, 2021. At the close of business on October 15, 2021, a total of 38,086,437 shares of common stock, 89,623 shares of our Series E preferred stock and 89,999 shares of our Series G preferred stock were outstanding and entitled to vote. Each share of common stock has one vote, each share of Series E preferred stock has approximately 6.20 votes and each share of Series G preferred stock has approximately 23.63 votes. The shares of Series E and G preferred stock vote together with our shares of common stock as a single class on all matters submitted to a vote of the holders of our common stock. The outstanding shares of common stock, shares of Series E preferred stock and shares of Series G preferred stock represent an aggregate of 40,768,914 votes entitled to be cast at the meeting. As a result of its beneficial ownership of 1,184,889 shares of common stock, excluding shares underlying derivative securities, and its ownership of shares of Series E and Series G preferred stock representing an aggregate of 2,682,477 votes, Elliott Associates and its affiliates will be entitled to cast an aggregate of 3,867,366 votes at the meeting.

Counting Votes

Consistent with Delaware state law and our bylaws, the presence, in person or by proxy, of at least a majority of the shares entitled to vote at the meeting will constitute a quorum for purposes of voting on a particular matter at the meeting. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof unless a new record date is set for the adjournment. Shares held of record by stockholders or their nominees who do not vote by proxy or attend the meeting in person will not be considered present or represented and will not be counted in determining the presence of a quorum. Signed proxies that withhold authority or reflect abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are proxies received from banks, brokerage firms or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters.

Assuming the presence of a quorum at the meeting:

•        The election of directors will be determined by a plurality of the votes cast for each director nominee. This means that the six nominees receiving the highest number of “FOR” votes will be elected as directors. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the proposal to elect directors.

•        The advisory vote on our executive compensation requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the proposal to approve our executive compensation.

•        The advisory vote on the frequency of future say-on-pay vote requires, pursuant to Delaware law and the Company’s By-laws, the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal.

Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the proposal to approve the frequency of the advisory vote on executive compensation.

•        The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the proposal. In this context, abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on this proposal.

With respect to “routine” matters, such as the ratification of the selection of our independent registered public accounting firm, a bank, brokerage firm, or other nominee has the authority (but is not required) under the rules governing self-regulatory organizations, or SRO rules, including the Nasdaq Global Market, on which our common stock is listed, to vote its clients’ shares if the clients do not provide instructions. When a bank, brokerage firm or other nominee votes its clients’ shares on routine matters without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR, AGAINST or ABSTAINING with respect to such routine matters. Broker non-votes are not considered votes cast and, accordingly, will have no effect on any “non-routine” proposal.

With respect to “non-routine” matters, such as the election of directors, the advisory vote to approve the compensation paid by the Company to its executive officers and the advisory vote to approve the frequency of the vote on executive compensation, a bank, brokerage firm, or other nominee is not permitted under the SRO rules to vote its clients’ shares if the clients do not provide instructions. The bank, brokerage firm, or other nominee will so note on the voting instruction form, and this constitutes a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum.

Because the proposal for the advisory vote to approve the compensation paid by the Company to its executive officers requires a majority of votes cast for approval, and broker non-votes are not considered votes cast, a broker non-vote will have no effect on these proposals. While the election of directors is a non-routine matter, directors are elected by a plurality of the votes cast, which means that the six nominees receiving the highest number of affirmative votes will be elected. As a result, votes withheld and broker non-votes have no effect on the election of directors.

Because the proposal for the advisory vote to approve the frequency of the vote on executive compensation requires, pursuant to Delaware law and the Company’s By-laws, the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, and broker non-votes are not considered votes cast, a broker non-vote will have no effect on these proposals. However, given the multiple voting choices available to stockholders under Proposal 3, it is possible that none of the alternatives of one, two or three years will receive a majority vote. Nevertheless, the Board considers this vote the equivalent of a poll of the stockholders and will consider the number of votes each alternative receives when making future decisions as to the timing of say-on-pay votes.

In summary, if you do not vote your proxy, your bank, brokerage firm, or other nominee may either:

•        cast a vote on routine matters;

•        cast a “broker non-vote” on non-routine matters; or

•        leave your shares unvoted altogether.

We strongly encourage you to provide instructions to your bank, brokerage firm, or other nominee by voting your proxy. This action ensures that your shares will be voted in accordance with your wishes at the meeting.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors and employees might solicit proxies personally and by telephone. None of these individuals will receive any additional compensation for this. We plan to retain a proxy solicitor to assist in the solicitation of proxies for a fee. We will, upon request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

Attending the Annual Meeting

To attend the 2021 Annual Meeting, you will need to access www.virtualshareholdermeeting.com/CRMD2021 and enter your control number on your proxy card. If you are a beneficial owner of shares held by a bank or broker, i.e., in “street name”, you may vote them at the Annual Meeting only if you obtain a legal proxy from the bank or broker and deliver such legal proxy to the inspector of election to obtain a control number for access to the 2021 Annual Meeting.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our bylaws provide that the number of directors constituting the Board shall be not less than five nor more than nine. The Board may establish the number of directors within this range. There are six directors presently serving on our Board, following the resignation of Khoso Baluch on October 4, 2021 which reduced the size of the Board from seven to six directors and created a vacancy in the Board. The Board has decided to keep the vacancy while it searches for a new director, and the number of directors to be elected at the annual meeting is six. In March 2015, in connection with a backstop financing agreement, we granted Manchester Securities Corp., a subsidiary of Elliott Associates, L.P., our largest stockholder, the right for as long as it or its affiliates hold any of our common stock or securities convertible into our common stock to appoint, and nominate for election at subsequent shareholder meetings, up to two members of our Board and/or to have up to two observers attend Board meetings in a non-voting capacity. Manchester has exercised its appointment right and appointed Janet Dillione and Myron Kaplan as members of the Board in 2015 and 2016, respectively, and to nominate Ms. Dillione and Mr. Kaplan for election at subsequent shareholder meetings, including the 2021 annual meeting.

The Board proposes the six nominees listed below for election to the Board for a one-year term. The Board has determined that directors Janet Dillione, Alan Dunton, Myron Kaplan, Greg Duncan, Steven Lefkowitz and Paulo Costa are independent as defined in Rule 5605 of the Nasdaq Global Market Listing Rules. In addition to the specific bars to independence set forth in that rule, we also consider whether a director or his or her affiliates have provided any services to, worked for or received any compensation from us or any of our subsidiaries in the past three years in particular. None of the nominees is related by blood, marriage or adoption to any other nominee or any of our executive officers.

Director Nominees with Terms Expiring in 2021

The following table sets forth information concerning our director nominees as of October 15, 2021:

Name	Age	Director Since	Position(s) with CorMedix
Janet Dillione	62	August 2015	Director
Alan W. Dunton	67	March 2019	Director
Myron Kaplan	76	April 2016	Director and Chairman of the Board
Steven Lefkowitz	65	June 2017	Director
Paulo F. Costa	71	September 2020	Director
Greg Duncan	56	November 2020	Director

Janet Dillione has been a director of CorMedix since August 2015. Since November 2020, Ms. Dillione currently serves as the Chief Executive Officer of Connect America, a nationally recognized leader in comprehensive telehealth and remote patient monitoring solutions. Prior to joining Connect America, she served as Chief Executive Officer of Bernoulli Enterprise, Inc. since May 2014, a real-time connected healthcare information technology company. Previously, she was at Nuance Communications, Inc., a leading provider of voice and language solutions for businesses and consumers around the world, having joined Nuance in April 2010 as Executive Vice President and General Manager of the Healthcare Division and serving as an executive officer from March 2010 until May 2014. From June 2000 to March 2010, Ms. Dillione held several senior level management positions at Siemens Medical Solutions, a global leader in medical imaging, laboratory diagnostics, and healthcare information technology, including President and CEO of the global healthcare IT division. Ms. Dillione received her B.A. from Brown University in 1981 and completed the Executive Program at The Wharton School of Business of the University of Pennsylvania in 1998. She has over 25 years of experience leading global teams in the development and delivery of healthcare technology and services. Among other qualifications, attributes and skills, Ms. Dillione’s financial expertise and significant executive management experience with medical device and healthcare companies led to the conclusion of our Board that she should serve as a director of our Company in light of our business and structure.

Alan W. Dunton, M.D. has been a director of CorMedix since March 2019. He is the founder and principal consultant of Danerius, LLC, a biotechnology and pharmaceutical consulting business which he started in 2006. From 1994, he served in senior positions in Research and Development in the Pharmaceutical Division of Johnson and Johnson including President and Managing Director of the Janssen, the major research, development and regulatory arm of the pharmaceuticals division at Johnson & Johnson. From January 2007 through March 2009,

Dr. Dunton served as President and Chief Executive Officer of Panacos Pharmaceuticals, Inc. From November 2015 through March 2018, Dr. Dunton was the Head/Senior Vice President of Research, Development and Regulatory Affairs of Purdue Pharma L.P., a private pharmaceutical company. Dr. Dunton received his Bachelor of Science degree in biochemistry, magna cum laude, from State University of New York at Buffalo, and received his M.D. from New York University School of Medicine. In addition to CorMedix, Dr. Dunton currently serves on the boards of three public companies, as a Director at Palatin Technologies, Inc. and Oragenics, Inc. he chairs the Compensation Committees of both companies. He also serves as a member of the Audit Committees of these companies. Additionally, Dr. Dunton is a member of the board of Recce Pharma Ltd., an Australian public biotechnology company focused on developing novel anti-infectives for serious and life threatening diseases. Among other qualifications, Dr. Dunton’s significant depth of experience in the pharmaceutical industry, including service as a director of public pharmaceutical companies, led to the conclusion of our Board that he should serve as a director of our Company in light of our business and structure.

Myron Kaplan became a director of CorMedix in April 2016. He is a founding partner of Kleinberg, Kaplan, Wolff & Cohen, P.C., a New York City general practice law firm, where he has practiced corporate and securities law for more than forty years. In 2012, Mr. Kaplan became a trustee of the Lehman Brothers Plan Holding Trust. Previously, he served as a member of the board of directors of SAirGroup Finance (USA) Inc., a subsidiary of SAirGroup that had publicly issued debt securities, Trans World Airlines, Inc. and Kitty Hawk, Inc. Among his business and civic involvements, Mr. Kaplan currently serves on the boards of directors of a number of private companies and has been active for many years on the boards of trustees and various board committees of The Children’s Museum of Manhattan and JBI International (formerly The Jewish Braille Institute of America). Mr. Kaplan graduated from Columbia College and holds a Juris Doctor from Harvard Law School. Among other experience, qualifications, attributes and skills, Mr. Kaplan’s experience in a broad range of corporate and securities matters and service as a director of public companies led to the conclusion of our Board that he should serve as a director of our Company in light of our business and structure.

Steven Lefkowitz was a director of CorMedix from August 2011 to June 2016. He was reappointed to the Board in June 2017. He also served as our acting Chief Financial Officer from August 2013 to July 2014. Mr. Lefkowitz has been the President and Founder of Wade Capital Corporation, a financial advisory services company, since June 1990. Mr. Lefkowitz has been a director of both public and private companies. Mr. Lefkowitz received his A.B. from Dartmouth College in 1977 and his M.B.A. from Columbia University in 1985. Among other experience, qualifications, attributes and skills, Mr. Lefkowitz’s education, experience and financial expertise led to the conclusion of our Board that he should serve as a director of our Company in light of our business and structure.

Paulo F. Costa has been a director of CorMedix since September 2020. Mr. Costa previously served as President and Chief Executive Officer of Novartis U.S. Corporation, from October 2005 to August 2008. Prior to his work at Novartis U.S. Corporation, Mr. Costa was President and Chief Executive Officer of Novartis Pharmaceuticals, U.S. from July 1999 to September 2005. Prior to joining Novartis, Mr. Costa spent 30 years at Johnson & Johnson, including as President of Janssen Pharmaceutica, Inc. From August 2009 to August 2012, Mr. Costa served as Chairman of the Board of Amylin Pharmaceuticals Inc, a commercial stage biopharma company, until its sale to Bristol-Myers Squibb and AstraZeneca in a $7 billion transaction in 2012. Mr. Costa currently serves as Chairman of the Board of MacroGenics, Inc., a public late stage biopharma company focused on oncology. Mr. Costa received his undergraduate degree from São Paulo School of Business Administration and earned a master’s degree in business administration from Harvard Business School. Among other experience, qualifications, attributes and skills, Mr. Costa’s significant depth of experience in the pharmaceutical industry, including service as a director and executive of pharmaceutical companies, led to the conclusion of our Board that he should serve as a director of our Company in light of our business and structure.

Greg Duncan has been a director of CorMedix since November 2020. Mr. Duncan currently serves as the Chairman and CEO of Virios Therapeutics, a clinical-stage biopharmaceutical company developing and commercializing innovative antiviral therapies to treat diseases associated with a viral triggered abnormal immune response, such as fibromyalgia (FM), and has served since April 2020. From 2014 and prior to joining his current company earlier this year, Mr. Duncan served as President and CEO of Celtaxsys, a privately held biotechnology company focused on cystic fibrosis and other rare, inflammatory diseases. Mr. Duncan has spent the majority of his career in senior leadership roles in commercial stage pharmaceutical companies. From 2007 to 2013, he served as a senior executive at UCB, including as President of its North America business, as well as an executive committee member. Prior to his roles with UCB, Mr. Duncan spent approximately 17 years at Pfizer where he gained significant experience across sales and marketing functions including serving as SVP of US Marketing and later as President of Pfizer’s Latin America business from 2005 to 2007. Mr. Duncan received his undergraduate degree from the State University of New York, Albany, and earned an MBA degree from Emory University. Among other experience, qualifications, attributes and skills, Mr. Duncan’s significant depth of experience in the pharmaceutical industry led to the conclusion of our Board that he should serve as a director of our Company in light of our business and structure.

Vote Required

Directors are elected by a plurality of the votes cast at the annual meeting. This means that the six nominees receiving the highest number of affirmative votes will be elected.

Recommendation

The Board recommends that stockholders vote FOR the election of the six nominees for election to the Board each for a one-year term.

PROPOSAL NO. 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under Section 14A of the Securities Exchange Act of 1934, or the “Exchange Act”, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or “Dodd-Frank Act”, the Board is submitting a “say on pay” proposal for stockholder consideration. While the vote on executive compensation is nonbinding and solely advisory in nature, the Board and the Compensation Committee value the opinion of our stockholders and will review and consider the voting results. We currently intend to hold future advisory votes on executive compensation every three years, and the next say on pay vote is expected to occur at the annual meeting of our stockholders in 2024.

Our executive officers are compensated based on performance, and in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and our Company’s and our stockholders’ interests. We believe our compensation program is strongly aligned with the long-term interests of our Company and our stockholders. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead our Company successfully in a competitive environment.

The compensation of the Named Executive Officers is described on pages 22 through 30 of this proxy statement.

We are asking stockholders to vote on the following resolution:

“RESOLVED, that the stockholders of CorMedix Inc. approve, on an advisory basis, the compensation paid to its Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion as disclosed in this proxy statement.”

As indicated above, the stockholder vote on this resolution will not be binding on our Company or the Board and will not be construed as overruling or determining any decision by us or by the Board. The vote will not be construed to create or imply any change to our fiduciary duties or those of the Board, or to create or imply any additional fiduciary duties for our company or the Board.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock as of the record date present or represented at the meeting is required to approve the compensation of our Named Executive Officers, as disclosed in this proxy statement.

Recommendation

The Board of Directors unanimously recommends stockholders vote, on an advisory basis, FOR our executive compensation.

PROPOSAL NO. 3 — ADVISORY VOTE REGARDING THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required under Section 14A of the Exchange Act and the Dodd-Frank Act, we are also required to seek a nonbinding advisory stockholder vote regarding the frequency of submission to stockholders of a “say on pay” advisory vote such as Proposal Two. The Dodd-Frank Act specifies that stockholders be given the opportunity to vote on our executive compensation programs either annually, every two years, or every three years. Although this vote is advisory and nonbinding, the Board will review voting results and give consideration to the outcome of such voting.

Our last say on frequency vote occurred in 2015. At that year’s meeting, stockholders voted in support of advisory votes on future executive compensation proposals every three years. Taking this stockholder vote into consideration, the Board determined to hold advisory votes on executive compensation proposals every three years, which was done at the 2018 annual meeting and is being done at the 2021 annual meeting. After careful consideration, the Board believes that it is appropriate and in the best interest for our stockholders to continue to cast a non-binding, advisory vote on executive compensation every three years. The Board recommends that you vote in favor of an advisory vote on our executive compensation program every three years.

Stockholders may cast their vote on their preferred voting frequency by choosing the option of one year, two years, three years, or abstain from voting when voting in response to the resolution set forth below:

“RESOLVED, that CorMedix Inc. hold a stockholder advisory vote on the compensation of the Named Executive Officers for the preceding year, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Summary Compensation Table and the other related tables and narrative discussion), __ every year, __every two years or __ every three years.”

As indicated above, the stockholder vote on the frequency of nonbinding stockholder votes to approve executive compensation will not be binding on our Company or the Board, and will not be construed as overruling or determining any decision by us or the Board. The vote will not be construed to create or imply any change to our Company’s fiduciary duties or those of the Board, or to create or imply any additional fiduciary duties for our Company or the Board. However, given the multiple voting choices available to stockholders under Proposal 3, it is possible that none of the alternatives of one, two or three years will receive a majority vote. Nevertheless, the Board considers this vote the equivalent of a poll of the stockholders and will consider the number of votes each alternative receives when making future decisions as to the timing of say-on-pay votes.

Vote Required

Under the Company’s By-laws (and Delaware law), the affirmative vote of a majority of the shares represented at a meeting, in person or by proxy, and entitled to vote on a proposal is required to formally adopt such proposal as a stockholder resolution. Given the multiple voting choices available to stockholders, it is possible that none of the alternatives of one, two or three years will receive such a majority vote. Nevertheless, the Board of Directors considers this vote the equivalent of a poll of the stockholders and will consider the number of votes each alternative receives when making future decisions as to the timing of say-on-pay votes. An abstention on this proposal will have the effect of increasing the possibility that no alternative receives a majority vote; a broker non-vote will have no such effect.

Recommendation

The Board unanimously recommends that stockholders vote FOR the option of EVERY THREE YEARS as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC.

PROPOSAL NO. 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its charter, the Audit Committee of our Board has appointed the firm Friedman LLP, New York, New York, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021. While the Audit Committee is solely responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, the Committee and the Board are requesting that the stockholders ratify this appointment. If the stockholders ratify this appointment, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it believes that doing so would be in the best interests of our stockholders. If the stockholders do not ratify this appointment, the Audit Committee may reconsider, but might not change, its appointment.

Representatives of Friedman LLP are expected to be present at the annual meeting of stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of Friedman LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting.

Recommendation

The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of Friedman LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

CORPORATE GOVERNANCE

Information about the Board of Directors and its Committees

Board of Directors Composition

Our Board currently consists of six members. Directors elected at this meeting and each subsequent annual meeting will be elected for one-year terms or until their successors are duly elected and qualified.

We separate the positions of Chairman, currently held by independent director Myron Kaplan, and that of Chief Executive Officer, held by Khoso Baluch until October 4, 2021 and currently held by Matthew David on an interim basis. While the Board believes that separation of these positions serves our Company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman and Chief Executive Officer.

Selection of Nominees for our Board of Directors

To be considered as a director nominee, an individual must have, among other attributes: high personal and professional ethics, integrity and values; commitment to our Company and its stockholders; an inquisitive and objective perspective and mature judgment; availability to perform all Board and committee responsibilities; and independence. In addition to these minimum requirements, the Nominating and Governance Committee will also evaluate whether the nominee’s skills are complementary to the existing directors’ skills and the Board’s need for operational, management, financial, international, industry-specific or other expertise. We do not have a specific written policy with regard to the consideration of diversity in identifying director nominees. We recognize and will take into account the need to comply with rules and regulations relating to diversity requirements, including those adopted by Nasdaq. We focus on identifying nominees with experience, qualifications, attributes and skills to work with the other directors to serve the long-term interests of our stockholders. All those matters being equal, we do and will consider diversity a positive additional characteristic in potential nominees.

The Nominating and Governance Committee invites Board members to submit nominations for director. In addition to candidates submitted by Board members, director nominees recommended by stockholders will be considered. Stockholder recommendations must be made in accordance with the procedures described in the section titled “Stockholder Proposals” below and will receive the same consideration that other nominees receive. All nominees are evaluated by the Nominating and Governance Committee to determine whether they meet the minimum qualifications outlined in the immediately preceding paragraph and whether they will satisfy the Board’s needs for specific expertise at that time. The Committee recommends to the full Board the slate of nominees for election as directors at our annual meeting of stockholders.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Our Audit Committee currently consists of Mr. Lefkowitz (Chair), Dr. Dunton and Mr. Duncan. Our Compensation Committee currently consists of Ms. Dillione (Chair), Dr. Dunton and Mr. Duncan. Our Nominating and Governance Committee currently consists of Mr. Costa (Chair), Mr. Kaplan and Ms. Dillione. The membership of these Committees may be changed after our next annual meeting.

Our Board has undertaken a review of the independence of our directors and has determined that (i) all current directors are independent within the meaning of Section 5605(b) of the Nasdaq Marketplace Rules, (ii) all members of our Audit Committee meet the additional test for independence for audit committee members imposed by SEC regulation and Section 5605(c) of the Nasdaq Marketplace Rules, (iii) all of the members of our Compensation Committee are independent within the meaning of Section 5605(d) of the Nasdaq Marketplace Rules, and (iv) all of the members of our Nominating and Governance Committee are independent within the meaning of Section 5605(e) of the Nasdaq Marketplace Rules.

Each of the above-referenced committees operates pursuant to a formal written charter. The charters for each committee, which have been adopted by our Board, contain a detailed description of the respective committee’s duties and responsibilities and are available on our website at www.cormedix.com under the “Investor Relations — Corporate Governance” tab.

Audit Committee

The Audit Committee monitors our corporate financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. The Audit Committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. All related party transactions will be approved by the Audit Committee before we enter into them.

Both our independent registered public accounting firm and internal financial personnel regularly meet with, and have unrestricted access to, the Audit Committee.

The Board has determined that each of Mr. Lefkowitz, Dr. Dunton and Mr. Duncan qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The designation of each of Mr. Lefkowitz, Dr. Dunton and Mr. Duncan as an “audit committee financial expert” does not impose on them any duties, obligations or liability that are greater than those that are generally imposed on them as a member of the Audit Committee and the Board, and their designation as an “audit committee financial expert” pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Compensation Committee

The Compensation Committee reviews and approves our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, and other incentive compensation arrangements. In addition, the Compensation Committee administers our stock option and employee stock purchase plans, including granting stock options to our executive officers and directors. The Compensation Committee also reviews and approves employment agreements with executive officers and other compensation policies and matters.

Since 2016, we have periodically engaged Frederic W. Cook & Co., an independent compensation consultant, for input on the compensation of our Named Executive Officers and directors. The Compensation Committee assessed the independence of Frederic W. Cook & Co., considering the factors required by the Nasdaq Global Market Listing Rules and concluded that no conflict of interest exists that would prevent Frederic W. Cook & Co. from independently representing our Company. In the future, we, or the Compensation Committee, may engage or seek the advice of Frederic W. Cook & Co., or another compensation consultant.

Each member of the Compensation Committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Nominating and Governance Committee

The Nominating and Governance Committee identifies, evaluates and recommends nominees to the Board and committees of the Board, conducts searches for appropriate directors and evaluates the performance of the Board and of individual directors. The Nominating and Governance Committee also is responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the Board concerning corporate governance matters.

Information Regarding Meetings of the Board and Committees

The business of our Company is under the general oversight of our Board as provided by the laws of Delaware and our bylaws. During the fiscal year ended December 31, 2020, the Board held eighteen meetings and also conducted business by written consent, the Audit Committee held four meetings and also conducted business by written consent, the Compensation Committee held three meetings and also conducted business by written consent, and the Nominating and Governance Committee held no meetings. Due to the COVID-19 pandemic, all of these meetings were held virtually. Each director nominee attended at least 75% of the Board meetings and the meetings of the committee on which he or she served since being appointed to the Board and respective committees. We do not have a formal written policy with respect to Board members’ attendance at our annual meetings of stockholders, but we encourage them to do so.

Risk Oversight

Our Board is responsible for our Company’s risk oversight and has delegated that role to the Audit Committee. In fulfilling that role, the Audit Committee focuses on our general risk-management strategy, the most significant risks facing our Company, and ensures that risk-mitigation strategies are implemented by management. The Compensation Committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our Company. The Nominating and Governance Committee seeks to minimize risks related to governance structure by implementing sound corporate governance principles and practices. Each of the committees regularly reports to the full Board as appropriate on its efforts at risk oversight, and will report any matter that rises to the level of a material or enterprise-level risk.

Stockholder Proposals

The bylaws establish procedures for stockholder nominations for elections of directors and bringing business before any annual meeting or special meeting of stockholders. A stockholder entitled to vote in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been delivered to our Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting, the stockholder notice must be given not more than 120 days nor less than the later of 90 days prior to the date of the annual meeting or, if it is later, the 10th day following the date on which the date of the annual meeting is first publicly announced or disclosed by us.

A stockholder’s notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, and (ii) the class and number of shares of our Company that are owned beneficially and of record by such stockholder and such beneficial owner; and (d) any additional information reasonably requested by the Board.

Notwithstanding anything in the previous paragraph to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by the bylaws will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

The chairman of the meeting has the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in the bylaws and, if any proposed nomination or business is not in compliance with the bylaws, to declare that such defective proposal or nomination will be disregarded.

Stockholder Communications with the Board

Stockholders who wish to do so may communicate directly with the Board or specified individual directors by writing to:

Board of Directors (or name of individual director)
c/o Corporate Secretary
CorMedix Inc.
300 Connell Drive, Suite 4200
Berkeley Heights, New Jersey 07922

We will forward all communications from stockholders to the full Board, to non-management directors, to an individual director or to the chairperson of the Board committee that is most closely related to the subject matter of the communication, except for the following types of communications: (i) communications that advocate that we engage in illegal activity; (ii) communications that, under community standards, contain offensive or abusive content; (iii) communications that have no relevance to our business or operations; and (iv) mass mailings, solicitations and advertisements. The Corporate Secretary will determine when a communication is not to be forwarded. Our acceptance and forwarding of communications to directors does not imply that directors owe or assume any fiduciary duties to persons submitting the communications.

Stock Ownership Requirements

We adopted stock ownership guidelines for our non-employee directors in October 2014 with the objective of more closely aligning the interests of our non-employee directors with those of our stockholders. The stock ownership guidelines require each non-employee director to acquire $100,000 worth of our common stock within five years of October 20, 2014 for then-current directors and within five years of joining the Board for directors joining the Board after that date. This requirement may be met with the purchase of shares under the Deferred Compensation Plan for Directors, vesting of shares underlying restricted stock units and the exercise of stock options.

Hedging Policy

We do not have any practices or policies regarding hedging to date.

Executive Officers

The following table sets forth information concerning our current executive officers as of October 15, 2021:

Name	Age	Position(s) with CorMedix
Matthew David	44	Interim Chief Executive Officer, Executive Vice President and Chief Financial Officer
Phoebe Mounts	71	Executive Vice President and General Counsel and Head of Regulatory, Compliance and Legal
Elizabeth Masson-Hurlburt	42	Executive Vice President and Head of Clinical Operations
Thomas Nusbickel	64	Chief Commercial Officer

Matthew David became our Executive Vice President and Chief Financial Officer in May 2020 and is currently serving as interim Chief Executive Officer since the resignation of Mr. Baluch on October 4, 2021. Prior to joining us, he most recently served as Head of Strategy at Ovid Therapeutics Inc, a late-stage clinical biopharmaceutical company focused on developing treatments for rare neurological disorders, where he was responsible for financing strategy and investor relations, and joined in October 2018. Prior to Ovid, Dr. David was a Strategic Advisor to Frequency Therapeutics, advising on financing, investor relations and strategic initiatives from 2017 to early 2019. Prior to Frequency, Dr. David spent the majority of his career as an investment banker specialized in the life sciences sectors, including at Piper Jaffray, Thomas Weisel Partners, Ferghana Partners and most recently at Bank of America Merrill Lynch. As part of his experience as an investment banker, Dr. David has advised on a broad range of capital raising and strategic transactions. Earlier in his career, Dr. David was part of the equity research team at Lehman Brothers, focusing on Large Pharma. Dr. David began his career as a surgical resident at Beth Israel Hospital, after receiving an M.D. from NYU School of Medicine. Dr. David earned his Bachelor of Arts degree in Chemistry, magna cum laude, from Dartmouth College.

Phoebe Mounts became our Executive Vice President and General Counsel and Head of Regulatory, Compliance and Legal in May 2019. Prior to her employment with us, Dr. Mounts was a partner at Morgan, Lewis & Bockius LLP, where she provided legal counsel to life sciences companies for over 20 years. As part of her work at Morgan Lewis, Dr. Mounts had been providing us legal services as outside counsel since 2013, with responsibility for developing our FDA regulatory strategies for DefenCath. Prior to graduating from Georgetown University Law Center, Dr. Mounts was on the faculty of the Johns Hopkins University School of Public Health for 16 years, specializing in molecular biology and infectious disease. She received her Ph.D. in molecular biology from the University of Edinburgh in Scotland.

Elizabeth Masson-Hurlburt became our Executive Vice President and Head of Clinical Operations in March 2018. Prior to her employment, Ms. Masson-Hurlburt had been providing us clinical operations expertise as a consultant since late November 2017. Before she began her consulting career, she held several progressive management roles in clinical operations, most recently at Gemphire Therapeutics, as a Senior Director, Clinical Operations from April 2015 to October 2016, then as Vice President, Clinical Operations from October 2016 to March 2018. Ms. Masson-Hurlburt received her B.A. in Leadership and Organizational Management from Bay Path College.

Thomas Nusbickel became our Chief Commercial Officer in May 2021. Prior to his employment, Mr. Nusbickel held several leadership roles in the commercial strategy and renal disease space, most recently at Coherus Biosciences, as Vice President of Market Access and Government Affairs, Opko Inc., as Chief Commercial Officer, and served for more than two decades at Amgen. Mr. Nusbickel has an undergraduate degree from Eckerd College and an M.B.A. from Pepperdine University.

On October 1, 2021, the Company and Khoso Baluch came to a mutual agreement pursuant to which Mr. Baluch retired from his position as the Company’s Chief Executive Officer, effective October 4, 2021. Mr. Baluch also resigned from the Company’s Board of Directors. Matthew David, the Company’s Chief Financial Officer, is serving as interim Chief Executive Officer, until a new Chief Executive Officer is appointed. The Board is initiating a search process with a leading executive search firm to identify a new Chief Executive Officer. Mr. Baluch will serve the Company in an advisory capacity to facilitate a smooth transition.

On October 4, 2021, the Company and John L. Armstrong, Jr. came to a mutual agreement pursuant to which Mr. Armstrong retired from his position as the Company’s Executive Vice President, Technical Operations, effective October 4, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned as of October 15, 2021 by:

•        each person known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•        each director;

•        each of our executive officers named in the Summary Compensation Table below (the “Named Executive Officers”) and our current executive officers; and

•        all of our current directors and executive officers as a group.

This table is based upon the information supplied by our Named Executive Officers, directors and principal stockholders and from Schedules 13D and 13G filed with the SEC. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown, and their address is c/o CorMedix Inc., 300 Connell Drive, Suite 4200, Berkeley Heights, New Jersey 07922. As of October 15, 2021, we had 38,086,437 shares of common stock outstanding. Shares of Company common stock subject to options and warrants that are currently vested or exercisable or that will become vested or exercisable within 60 days after October 15, 2021, as well as restricted stock units that vest within 60 days after October 15, 2021, are deemed to be beneficially owned by the person holding such options, warrants or restricted stock units for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. In addition, an aggregate of 556,045 shares of Series E preferred stock and 2,126,432 shares of Series G Preferred Stock have the right to cast an aggregate of 2,682,477 votes.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned(1)
	Shares	%
5% or Greater Stockholders
Elliott Associates, L.P. and Elliott International, L.P.(2)	1,900,513	4.99%
BlackRock, Inc.(3)	1,995,193	5.2%

Directors and Current Executive Officers:
Matthew David(4)	96,984	*
Phoebe Mounts(5)	126,082	*
Elizabeth Masson-Hurlburt(6)	130,862	*
Janet Dillione(7)	155,973	*
Alan W. Dunton(8)	76,250	*
Myron Kaplan(9)	248,534	*
Steven Lefkowitz(10)	173,150	*
Paulo F. Costa(11)	35,416	*
Greg Duncan(12)	34,166	*
Thomas Nusbickel(13)	—	*
All executive officers and directors as a group (10 persons)(14)	1,077,417	2.77%

Other Named Executive Officers:
Khoso Baluch(15)	685,977	1.77%
John Armstrong(16)	266,131	*

____________

*        Less than 1%

(1)      Based upon 38,086,437 shares of our common stock outstanding on October 15, 2021 and, with respect to each individual holder, rights to acquire our common stock exercisable within 60 days of October 15, 2021.

(2)      Based solely on information contained in Amendment No. 1 to the Statement on Schedule 13D filed with the SEC on February 11, 2021 by Elliott Associates, L.P. (“Elliott Associates”), Elliott International, L.P. (“Elliott International”) and Elliott International Capital Advisors Inc. (“Elliott International Capital Advisors”, and together with Elliott Associates and Elliott International, the “Elliott Reporting Entities”), the investment manager of Elliott International, and other information known to us. The Elliott Reporting Entities may be deemed to collectively beneficially own 7,136,979 shares of our common stock, including (i) 1,184,889 shares of common stock outstanding, (ii) 391,953 shares of common stock issuable upon conversion of the Series E preferred stock, and (iii) 5,560,137 shares of common stock issuable upon conversion of the Series G preferred stock. The number of shares of our common stock into which the Series E and Series G preferred stock are convertible into, as applicable, are limited pursuant to the terms of the convertible securities to that number of shares of our common stock which would result in the Elliott Reporting Entities having aggregate beneficial ownership of not more than 4.99% (calculated in accordance with Rule 13d-4 under the Exchange Act) of the total issued and outstanding shares of our common stock (the “Ownership Limitation”). The Elliott Reporting Entities disclaim beneficial ownership of any and all shares of our common stock issuable upon any conversion of the convertible securities if such conversion would cause the Elliott Reporting Entities aggregate beneficial ownership of our common stock to exceed or remain above the Ownership Limitation. Therefore, the Elliott Reporting Entities disclaim beneficial ownership of any shares of our common stock, issuable upon any conversion of the Series E preferred stock and the Series G preferred stock, which conversion would be prohibited by the Ownership Limitation. The Ownership Limitation does not prevent the Elliott Reporting Entities or their affiliates from voting the shares of Series E and Series G preferred stock held by Elliott Associates and Elliott International. Accordingly, the shares of Series E preferred stock and Series G preferred stock, as of the record date, will be entitled to an aggregate of 2,682,477 votes. The business address of Elliott Investment Management L.P., the investment manager of the Elliott Reporting Entities, is 40 West 57th Street, 30th Floor, New York, New York 10019.

(3)      Based solely on information contained in Amendment No. 1 to the Statement on Schedule 13G filed with the SEC on January 29, 2021 by BlackRock, Inc. BlackRock, Inc. has the sole voting power with respect to 1,969,743 shares of our common stock and the sole dispositive power with respect to 1,995,193 shares of our common stock. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)      Consists of (i) 1,150 shares of our common stock and (ii) 95,834 shares of our common stock issuable upon exercise of stock options.

(5)      Consists of (i) 7,200 shares of our common stock and (ii) 118,882 shares of our common stock issuable upon exercise of stock options.

(6)      Consists of 130,862 shares of our common stock issuable upon exercise of stock options.

(7)      Consists of (i) 53,473 shares of our common stock and (ii) 102,500 shares of our common stock issuable upon exercise of stock options. Janet Dillione also holds 48,909 shares of common stock deferred under Director’s Compensation Plan, which is excluded for purposes of calculating the number of shares of our common stock beneficially owned as of October 15, 2021.

(8)      Consists of (i) 6,250 shares of our common stock and (ii) 70,500 shares of our common stock issuable upon exercise of stock options.

(9)      Consists of (i) 165,034 shares of our common stock and (ii) 83,500 shares of our common stock issuable upon exercise of stock options.

(10)    Consists of (i) 60,498 shares of our common stock held directly, (ii) 2,000 shares of our common stock held by Mr. Lefkowitz’s wife, (iv) 30,152 shares of our common stock held by Wade Capital Corporation Money Purchase Plan, an entity for which Mr. Lefkowitz has voting and investment control, and (v) 80,500 shares of our common stock issuable upon exercise of stock options.

(11)    Consists of 35,416 shares of our common stock issuable upon exercise of stock options.

(12)    Consists of 34,166 shares of our common stock issuable upon exercise of stock options.

(13)    Consists of 0 shares of our common stock issuable upon exercise of stock options.

(14)    Consists of the following held by our directors and executive officers (i) 476,540 shares of our common stock and (ii) 1,261,113 shares of our common stock issuable upon exercise of stock options, as referenced in footnotes 2 through 14.

(15)    Consists of (i) 60,905 shares of our common stock and (ii) 625,072 shares of our common stock issuable upon exercise of stock options. On October 1, 2021, the Company and Khoso Baluch came to a mutual agreement pursuant to which Mr. Baluch retired from his position as the Company’s Chief Executive Officer, effective October 4, 2021. Mr. Baluch also resigned from the Company’s Board of Directors.

(16)    Consists of (i) 96,878 shares of our common stock and (ii) 169,253 shares of our common stock issuable upon exercise of stock options. On October 4, 2021, the Company and John Armstrong came to a mutual agreement pursuant to which Mr. Armstrong retired from his position as the Company’s Executive Vice President, Technical Operations, effective October 4, 2021.

DIRECTOR COMPENSATION

Director Compensation in Fiscal 2020

The following table shows the compensation earned by each non-employee director of our company for the year ended December 31, 2020.

Name	Fees Earned ($)		Option Awards(1)(2) ($)	Restricted Units Awards(1) ($)	Total ($)
Janet Dillione	83,000	(3)	63,885	—	146,885
Alan Dunton	72,000		63,885	—	135,885
Myron Kaplan	115,000		63,885	—	178,885
Steven Lefkowitz	95,000		63,885	—	158,885
Paulo Costa(4)	16,042		82,365		98,407
Greg Duncan(5)	9,167		84,983	—	94,150

____________

(1)      The amounts included in this column are the dollar amounts representing the full grant date fair value of each stock option award or restricted stock unit award calculated in accordance with FASB ASC Topic 718 and do not represent the actual value that may be recognized by the directors upon option exercise or payment of restricted stock units. For information on the valuation assumptions used in calculating these amounts, see Note 8 to our audited financial statements included in our Annual Report on Form 10-K filed with the SEC on March 30, 2021.

(2)      As of December 31, 2020, the number of shares underlying options held by each non-employee director was as follows: 23,750 shares for Mr. Costa; 75,000 shares for Ms. Dillione; 22,500 for Mr. Duncan; 42,500 shares for Dr. Dunton; 56,000 shares for Mr. Kaplan; and 53,000 shares for Mr. Lefkowitz.

(3)      Includes fees of $62,250 for Ms. Dillione that were deferred. See “Director Compensation Plan” below for a description of the deferral plan pursuant to which the deferrals were made.

(4)      Mr. Costa became a director on September 15, 2020.

(5)      Mr. Duncan became a director on November 2, 2020.

Director Compensation Plan

In July 2014, we adopted a Deferred Compensation Plan for Directors, pursuant to which our non-employee directors may defer all of their cash director fees and restricted stock units. Any cash fees due to a participating director will be converted into a number of shares of our common stock by dividing the dollar amount of fees payable by the closing price of our common stock on the date such fees would be payable, and the director’s unfunded account is credited with the shares. The shares that accumulate in a director’s account will be paid to the director on the tenth business day in January following the year in which the director’s service terminates for whatever reason, other than death, in which case the account will be paid within 30 days of the date of death to the designated beneficiary, as applicable. In the event of a change in control of our Company, the director would receive cash in an amount equal to the number of shares in the account multiplied by the fair market value of our common stock on the change in control date, and the payment would be accelerated to five business days after the effective date of the change in control.

In late 2018, with the assistance of Frederic W. Cook & Co., the Compensation Committee reviewed a peer group of 14 public companies, which group was used by Frederic W. Cook & Co. to conduct a compensation study for purposes of establishing director compensation. The composition of the peer group was based on the following criteria: (i) companies operating in a similar industry sector, (ii) publicly traded companies, (iii) companies of similar size, and (iv) companies of similar business operation and stage of research and development. The Compensation Committee also used this data in various combinations in an effort to establish director compensation that reflects our particular facts and circumstances. We continue to grant stock options to our non-employee directors.

In December 2018, as a result of the 2018 compensation study provided by Frederic W. Cook & Co., we determined that our non-employee director compensation program was significantly below market. Accordingly, we increased compensation levels effective January 1, 2019 to bring non-employee director compensation closer to our peer group. Effective as of July 1, 2019, we implemented Board committee fees (differentiating fees between heads of committees and committee members) to recognize the substantial work done by our Board committees. As of January 1, 2020, we discontinued granting restricted stock units to non-employee directors and correspondingly increased the cash retainers in order to bring the compensation more in line with the forms of payment provided by peer companies and to minimize dilution. Each of the 2020 and 2021 compensation programs are set forth below in the table. All equity awards are subject to continued service on the Board through the vesting date. The exercise price per share of each stock option granted to our non-employee directors is equal to the fair market value of our common stock as determined based upon the closing sales price for our stock on the date of determination.

On January 11, 2021, our Board amended outstanding stock options to purchase shares of our common stock held by the members of our Board to extend the post-termination exercise period of such options such that each vested stock option held by a director as of the date of separation from service will remain exercisable for the 12-month period following the date of separation from service, but in no event later than the end of the term of the option.

	Effective January 1, 2020				Effective January 1, 2021
	Cash		Stock Options		Cash		Stock Options
Annual Fee	$55,000				$55,000	(1)
First Election to Board			20,000	(1)			25,000	(1)
Annual Grant, Prorated in First Year Following Election to the Board			15,000	(2)			20,000	(2)
Additional Annual Fee – Board Chair	$45,000				$45,000
Additional Annual Fee – Audit Chair	$23,000				$23,000
Additional Annual Fee – Compensation Chair	$18,000				$18,000
Additional Annual Fee – Nomination and Governance Chair	$14,000				$14,000
Annual Fee – Audit Committee Non-Chair Members(3)	$10,000				$10,000
Annual Fee – Compensation Committee Non-Chair Members(3)	$7,000				$7,000
Annual Fee – Nomination and Governance Committee Non-Chair Members(3)	$5,000				$5,000
Annual Fee – Strategic Committee Members	$—				$15,000
Annual Fee – Strategic Finance Committee Two Co-Chairs	$20,000	(3)

____________

(1)      Vests one third each on the date of grant and the first and second anniversary dates of date of grant.

(2)      Vests monthly over one year after the date of grant.

(3)      Pro-rata annual fee was paid through June 30, 2020, which amounted to $10,000 per Co-Chair.

EXECUTIVE COMPENSATION

Components of Compensation

The key components of our executive compensation package are cash compensation (salary and annual bonuses), long-term equity incentive awards and change in control and other severance agreements. These components are administered with the goal of providing total compensation that recognizes meaningful differences in individual performance, is competitive, varies the opportunity based on individual and corporate performance, and is valued by our Named Executive Officers. For 2020, our Named Executive Officers were Khoso Baluch, Matthew David, John Armstrong, Phoebe Mounts, and Elizabeth Masson-Hurlburt, as well as Robert Cook, who served as our Chief Financial Officer until January 31, 2020. After the departure of Mr. Cook, Mr. Baluch performed the functions of principal financial officer and principal accounting officer on an interim basis until the appointment of Dr. David as Chief Financial Officer. Mr. Baluch retired as our Chief Executive Officer effective October 4, 2021, and Mr. Armstrong retired as our Executive Vice President for Technical Operations effective October 4, 2021. Dr. David, who has served as our Executive Vice President and Chief Financial Officer since May 11, 2020, has from October 4, 2021, also served as our interim Chief Executive Officer in addition to his role as Chief Financial Officer.

Base Salary

It is the Compensation Committee’s objective to set a competitive rate of annual base salary for each Named Executive Officer. The Compensation Committee believes competitive base salaries are necessary to attract and retain top quality executives, since it is common practice for public companies to provide their named executive officers with a guaranteed annual component of compensation that is not subject to performance risk. The Compensation Committee, on its own or with outside consultants, may establish salary ranges for the Named Executive Officers, with minimum to maximum opportunities that cover the normal range of market variability. The actual base salary for each Named Executive Officer is then derived from those salary ranges based on his or her responsibility, tenure and past performance and market comparability. Annual base salaries for the Named Executive Officers are reviewed and approved by the Compensation Committee in the first quarter following the end of the previous performance year. Changes in base salary are based on the scope of an individual’s current job responsibilities, individual performance in the previous performance year, target pay position relative to the peer group, and our salary budget guidelines. The Compensation Committee reviews established goals and objectives, and determines an individual’s achievement of those goals and objectives and considers the recommendations provided by the Chief Executive Officer to assist it in determining appropriate salaries for the Named Executive Officers other than the Chief Executive Officer. For the year ended December 31, 2020 and 2021, with the advice of outside consultants, including Frederic W. Cook & Co., the Compensation Committee increased the salaries of certain of our Named Executive Officers to account for adjustments in the market.

The base salary information for our Named Executive Officers for 2019 and 2020 is set forth in the Summary Compensation Table below. In September 2019, February 2017, May 2020, March 2019, April 2020 and March 2021, respectively, we entered into an employment agreement with each of Khoso Baluch, our Chief Executive Officer (at such time), Robert Cook, our Chief Financial Officer (at such time), Matthew David, our Executive Vice President and Chief Financial Officer, Phoebe Mounts, our Executive Vice President and General Counsel and Head of Regulatory, Compliance and Legal, John Armstrong, our Executive Vice President for Technical Operations (at such time), and Elizabeth Masson-Hurlburt, our Executive Vice President and Head of Clinical Operations. These agreements provide for a salary for each Named Executive Officer and are described under the caption “Employment Agreements.”

Annual Bonuses

As part of their compensation package, our Named Executive Officers generally have the opportunity to earn annual non-equity incentive bonuses. Annual non-equity bonuses are designed to reward superior executive performance while reinforcing our short-term strategic operating goals. The Board approves, based on the Compensation Committee’s recommendation, an annual corporate target award for the Named Executive Officers based on a percentage of base salary and any applicable terms in any individual employment agreements. Annual bonus targets as a percentage of base salary increase with executive rank so that for the more senior executives, a greater proportion of their total cash compensation is contingent upon annual performance. For 2020, Messrs. Baluch and Armstrong, Dr. David, Dr. Mounts and Ms. Masson-Hurlburt were each eligible for an annual target bonus of 80%, 35%, 30%, 30% and 30%, respectively, of his or her base salary then in effect.

At the beginning of the performance year, the Board approves annual corporate goals and objectives, based on the recommendations of the Compensation Committee. The Board approves bonus awards, if any, for each Named Executive Officer based on the achievement of these pre-established corporate goals and such other factors as our Board deems appropriate, based on recommendations of the Compensation Committee. For any given performance year, proposed annual bonuses may range from 0% to 100% of target, or higher under certain circumstances. Corporate performance has a significant impact on the annual bonus amounts because the Compensation Committee and Board believe it is an appropriate measure of how the Named Executive Officer contributed to business results.

We paid our Named Executive Officers annual bonuses equal to their target annual bonuses for 2020, and we paid Dr. Mounts and Ms. Masson-Hurlburt each a special bonus equal to two months of base salary on account of their work on the submission of the New Drug Application for DefenCath. The Board, based on the recommendation of the Compensation Committee, approved bonuses at these levels as a result of corporate and individual performance and the submission of the New Drug Application for DefenCath.

Long-Term Incentive Equity Awards

We believe that long-term performance is achieved through an ownership culture that encourages high performance by our Named Executive Officers through the use of stock-based awards. Our long-term incentive plans were established to provide our employees, including our Named Executive Officers, with incentives to help align employees’ interests with the interests of our stockholders. The Compensation Committee believes that the use of stock-based awards offers the best approach to achieving our long-term compensation goals. We have historically elected to use stock options as the primary long-term equity incentive vehicle; however, the Compensation Committee has used restricted stock in the past and may in the future utilize restricted stock or other forms of equity grants as part of our long-term incentive program. We have selected the Black-Scholes method of valuation for share-based compensation. Due to the early stage of our business and our desire to preserve cash, we may provide a greater portion of total compensation to our Named Executive Officers through stock options and other equity grants than through cash-based compensation. The Compensation Committee generally oversees the administration of our equity plans.

Stock Options

Our 2019 Omnibus Stock Incentive Plan (the 2019 Plan), which was approved by the shareholders on November 26, 2019 authorizes us to grant options to purchase shares of our common stock and other equity awards to our employees, directors and consultants.

The Compensation Committee reviews and recommends to the Board stock option awards to Named Executive Officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each Named Executive Officer’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of our Chief Executive Officer. Stock option grants made to Named Executive Officers are approved by the Board, based on the Compensation Committee’s recommendations.

Stock options granted to employees have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest based on continued employment and, for performance-based grants, upon the achievement of certain performance-based milestones, and generally expire 10 years after the date of grant. The fair value of the options granted to the Named Executive Officers in the Summary Compensation Table is determined in accordance with the Black-Scholes method of valuation for share-based compensation. Incentive stock options also include certain other terms necessary to ensure compliance with the Code.

In 2020, the Board, based on the recommendation of the Compensation Committee, granted a mix of time-based and performance-based stock options to our Named Executive Officers. The time-based stock options vest annually in four increments while the executive remains employed by the Company. The performance-based stock options vest based upon achievement of performance milestones and continued employment. The options do not include any tandem feature, reload feature, tax-reimbursement feature, or, except in connection with a corporate transaction or similar event or with stockholder approval, any provision that could cause the exercise price to be lowered.

In February 2021, the Compensation Committee amended outstanding time-based stock options held by our Named Executive Officers to extend the post-termination exercise periods with respect to such stock options that are vested as of the date of termination of employment: (i) from 90 days to 12 months following the date of termination in the event of an involuntary termination without Cause, a termination for Good Reason, death or disability and (ii) by implementing a new three-year post-termination exercise period following the date of termination of employment in the event of a termination by reason of retirement (i.e., termination after reaching age 62 with five years of continuous service or age 55 with ten years of continuous service), but not beyond the date of expiration of the term of the option in either case. The amendment did not apply to outstanding incentive stock option so as to not affect their tax status.

We expect to continue to use stock options as a long-term incentive vehicle because:

•        Stock options align the interests of our Named Executive Officers with those of our stockholders, supporting a pay-for performance culture, foster employee stock ownership, and focus the management team on increasing value for our stockholders.

•        Stock options are performance-based. All of the value received by the recipient of a stock option is based on the growth of the stock price. In addition, stock options can be issued with vesting based on the achievement of specified milestones.

•        Stock options help to provide balance to the overall executive compensation program as base salary and annual bonuses focus on short-term compensation, while the vesting of stock options increases stockholder value over the longer term.

•        The vesting period of stock options encourages executive retention and the preservation of stockholder value. In determining the number of stock options to be granted to our Named Executive Officers, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value and the individual’s historic and recent performance and the value of stock options in relation to other elements of the individual Named Executive Officer’s total compensation.

Executive Benefits and Perquisites

Our Named Executive Officers are parties to employment agreements as described below. In addition, consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our Named Executive Officers, including medical, dental and life insurance and the ability to contribute to a 401(k) plan; however, the Compensation Committee in its discretion may revise, amend, or add to the officer’s executive benefits if it deems it advisable. We believe these benefits are currently comparable to benefit levels for comparable companies.

Employment Agreements

Employment Agreements with Current Named Executive Officers

On September 27, 2016, we entered into an employment agreement with Khoso Baluch, our former Chief Executive Officer, which, upon its expiration in September 2019, was replaced with a new agreement, dated September 26, 2019. On October 4, 2021, Mr. Baluch retired from the Company and his employment agreement was terminated. In connection with his separation from service, the Company and Mr. Baluch entered into a separation agreement and release dated as of October 1, 2021 (the “Baluch Separation Agreement”). Mr. Baluch’s retirement was treated as a termination without Cause (as defined below) under the employment agreement. Under the Baluch Separation Agreement, Mr. Baluch will receive the severance payments and benefits described below with respect to a termination by the Company without Cause. Mr. Baluch met the eligibility requirements for retirement as of the date of his separation, so certain of Mr. Baluch’s vested stock options will be exercisable for up to three years after the date of his separation under the terms of the applicable grant agreements. The Baluch Separation Agreement provides this retirement treatment for all of Mr. Baluch’s outstanding vested options. The Company has agreed to reimburse Mr. Baluch for legal fees incurred in connection with the review of the Baluch Separation Agreement. Mr. Baluch is bound by confidentiality, non-solicitation and non-competition covenants under his employment agreement, and an extended covenant not to solicit employees under the Baluch Separation Agreement, among other terms.

On March 1, 2017, we entered into an employment agreement with John Armstrong to serve as our Executive Vice President for Technical Operations, which upon its expiration in March 2020, was replaced with a new agreement dated April 17, 2020. On October 4, 2021, Mr. Armstrong retired from the Company and his employment agreement was terminated. In connection with his separation from service, the Company and Mr. Armstrong entered into a separation agreement and release dated as of October 4, 2021 (the “Armstrong Separation Agreement”). Mr. Armstrong’s retirement was treated as a termination without Cause under the employment agreement. Under the Armstrong Separation Agreement, Mr. Armstrong will receive the severance payments and benefits described below with respect to a termination by the Company without Cause. Mr. Armstrong met the eligibility requirements for retirement as of the date of his separation, so certain of Mr. Armstrong’s vested stock options will be exercisable for up to three years after the date of his separation under the terms of the applicable grant agreements. The Armstrong Separation Agreement provides this retirement treatment for all outstanding vested options. The Company has agreed to reimburse Mr. Armstrong for legal fees incurred in connection with the review of the Armstrong Separation Agreement. Mr. Armstrong is bound by confidentiality, non-solicitation and non-competition covenants under his employment agreement, and an extended covenant not to solicit employees under the Armstrong Separation Agreement, among other terms.

On March 19, 2018, we entered into an employment agreement with Elizabeth Masson-Hurlburt to serve as our Executive Vice President and Head of Clinical Operations, which upon its expiration in March 2021, was replaced with a new agreement dated March 10, 2021. On March 19, 2019, we entered into an employment agreement with Phoebe Mounts to serve as our Executive Vice President and General Counsel and Head of Regulatory, Compliance and Legal, effective May 1, 2019.

On May 11, 2020, we entered into an employment agreement with Matthew David to serve as our Chief Financial Officer. After the initial three-year term of each employment agreement, the term of the employment agreement will automatically renew for additional successive one-year periods, unless either party notifies the other in writing at least 90 days before the expiration of the then-current term that the term will not be renewed. On October 26, 2021, we entered into a letter agreement with Dr. David which modified certain terms of his employment agreement and provided other compensation as a result of Dr. David serving as interim Chief Executive Officer of the Company effective as of October 4, 2021. Pursuant to the letter agreement, during the period in which Dr. David serves as interim Chief Executive Officer, his base salary will increase to $425,000 from $330,000, which is the amount set forth in his employment agreement and will be reviewed and increased, if appropriate, by our Compensation Committee six months following October 4, 2021 if Dr. David continues to serve as interim Chief Executive Officer on such date. After Dr. David ceases to serve as interim Chief Executive Officer, and as he continues to serve as Chief Financial Officer, the Company will provide him with an annual base salary of $375,000, representing a $45,000 increase from his current salary level under the employment agreement. The Board, or our Compensation Committee, will review such base salary to determine whether an increase is appropriate in 2022 as part of the 2022 compensation review cycle and benchmarking review. Under the letter agreement, Dr. David’s target annual bonus with respect to the period during which he serves as interim Chief Executive Officer is increased to 60% from 30% of his base salary, which is otherwise set forth in his employment agreement. After Dr. David ceases to serve as interim Chief Executive Officer, and as he continues to serve as Chief Financial Officer, his target annual bonus will increase to 40% of his base salary. Under the letter agreement, in the event Dr. David’s employment is terminated by the Company other than as a result of his death or disability or notice of nonrenewal of the employment agreement, and other than for Cause, or if he resigns for Good Reason, in either case during the period he serves as interim Chief Executive Officer, he will be eligible for severance equal to his base salary for a period of 12 months following his termination date, which is increased from nine months as is otherwise provided for in his employment agreement. Dr. David has agreed to waive any rights he may have under his employment agreement to a Good Reason termination as a result of his ceasing to serve as interim Chief Executive Officer of the Company at a future date. In connection with Dr. David serving as interim Chief Executive Officer, the Board will grant Dr. David a stock option with respect to 125,000 shares of our common stock with an exercise price equal to the closing price of our common stock on the New York Stock Exchange on the date of grant. The option will vest over four years in four equal annual installments beginning on the date of grant, subject to Dr. David’s continued employment, consistent with the terms of the standard form of option agreement used by the Company.

On January 30, 2017, we entered into an employment agreement, effective February 1, 2017, with Robert Cook to serve as our Chief Financial Officer. On November 6, 2019, Mr. Cook and the Company mutually agreed not to renew his employment agreement, which expired on January 31, 2020. In connection with his termination of employment with the Company, Mr. Cook and the Company entered into a consulting agreement, which continued until August 20, 2021. Mr. Cook received $215,938 of consulting fees for the period from February 1, 2020 until August 20, 2021, and did not receive any severance pay.

Pursuant to their respective employment agreements, Mr. Baluch received an annual salary of $425,000, Mr. Armstrong received an annual salary of $325,000, Ms. Masson-Hurlburt receives an annual salary of $315,000 (effective March 2021), Dr. Mounts receives an annual salary of $350,000 (amended to $375,000 in January 2021) and Dr. David receives an annual salary of $330,000 (amended to $425,000 while he serves as interim Chief Executive Officer). Such salaries cannot be decreased unless all officers and/or members of our executive management team experience an equal or greater percentage reduction in base salary and/or total compensation, provided that any reduction in an executive’s salary may be no greater than 25%. Each executive will be eligible for an annual bonus, which may equal up to 80% for Mr. Baluch (the target amount is 80%, but the bonus may exceed that amount), up to 35% for Mr. Armstrong, up to 30% for Ms. Masson-Hurlburt, up to 30% for Dr. Mounts and up to 30% for Dr. David (and up to 60% while he serves as interim Chief Executive Officer), of his or her base salary then in effect, as determined by our Board or the Compensation Committee. In determining such bonus payment, our Board or the Compensation Committee will take into consideration the achievement of specified Company objectives, predetermined by our Board or the Compensation Committee and Chief Executive Officer, and such other factors as our Board or the Compensation Committee deems appropriate. Each executive must be employed through December 31 of a given year to be eligible to earn that year’s annual bonus.

The following provisions of the employment agreements with Messrs. Baluch and Armstrong, Ms. Masson-Hurlburt, Dr. Mounts and Dr. David are identical except where noted.

If we terminate the executive’s employment for Cause, the executive will be entitled to receive only the accrued compensation due to him or her as of the date of such termination, rights to indemnification and directors’ and officers’ liability insurance, and as otherwise required by law, and certain equity awards will be forfeited.

If we terminate the executive’s employment other than for Cause, and other than for death, disability or notice of nonrenewal, or if the executive resigns for Good Reason (as defined below), the executive will receive the following benefits: (i) payment of any accrued compensation and any unpaid bonus relating to the completed prior year, as well as rights to indemnification and directors’ and officers’ liability insurance and any rights or privilege otherwise required by law; (ii) we will continue to pay his or her base salary for a period of twelve months in the case of Mr. Baluch and Dr. David while he is serving as interim Chief Executive Officer, and nine months for the other executives following the effective date of the termination of employment; (iii) payment on a prorated basis for any target bonus for the year of termination based on the actual achievement of the specified bonus objectives; (iv) if the executive timely elects continued health insurance coverage under COBRA, then we will pay the premium to continue such coverage for him or her and his or her eligible dependents in an amount equal to the portion paid for by us during the executive’s employment until the conclusion of the time when he or she is receiving continuation of base salary payments or until he or she becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided however that we have the right to terminate such payment of COBRA premiums on behalf of the executive and instead pay him or her a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if we determine in our discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Code; and (v) unvested equity awards that are scheduled to vest on or before the next succeeding anniversary of the date of termination shall be accelerated and deemed to have vested as of the termination date; provided that any performance based equity awards or stock options whose vesting requirements have not been successfully met as of the date of termination of employment or resignation with Good Reason will not accelerate. In addition, the event of a termination by the Company without Cause or the executive’s resignation of employment for Good Reason, in either case within 24 months following a Corporate Transaction (as defined in the employment agreement), all equity awards and stock options shall become fully vested and exercisable, and vested stock options will remain exercisable for a specified period of time following termination or resignation or, if earlier, the expiration date of the stock option. The separation benefits set forth above are conditioned upon the executive executing a release of claims against us, our parents, subsidiaries, and affiliates, and each such entities’ officers, directors, employees, agents, successors, and assigns in a form acceptable to us, within a time specified therein, which release is not revoked within any time period allowed for revocation under applicable law.

For purposes of the agreement, “Cause” is defined as: (i) the willful failure, disregard, or refusal by the executive to perform his or her material duties or obligations under the employment agreement (other than as a result of executive’s mental incapacity or illness; (ii) any willful, intentional, or grossly negligent act by the executive having the effect of materially injuring (whether financially or otherwise) our business or reputation or any of our affiliates; (iii) executive’s conviction of any felony involving moral turpitude (including entry of a guilty or nolo contendere plea); (iv) the executive’s qualification as a “bad actor,” as defined by 17 CFR 230.506(a); (v) the good faith determination by the Board, after a reasonable and good-faith investigation by us that the executive engaged in some form of harassment or discrimination prohibited by law (including, without limitation, harassment on the basis of age, sex or race) unless the executive’s actions were specifically directed by the Board; (vi) any material misappropriation or embezzlement by the executive of our or our affiliates’ property (whether or not a misdemeanor or felony); or (vii) material breach by the executive of the employment agreement that is materially injurious to the Company and that is not cured, to the extent subject to cure, by executive to our reasonable satisfaction.

For purposes of the agreement, “Good Reason” is defined as any of the following without the executive’s consent: (i) any material breach of the employment agreement by us; (ii) any material diminution by us of the executive’s duties, responsibilities, or authority; (iii) a material reduction in the executive’s annual base salary unless all officers and/or members of our executive management team experience an equal or greater percentage reduction in annual base salary and/or total compensation, provided that any reduction may be no greater than 25%; (iv) a material reduction in the executive’s target bonus level unless all officers and/or members of our executive management team experience an equal or greater percentage reduction related to target bonus levels, provided that any reduction may be no greater than 25%.

If the executive terminates his or her employment by written notice of termination or if the executive or we terminate his or her employment by providing a notice of nonrenewal at least 90 days before the employment agreement is set to expire, the executive will not be entitled to receive any payments or benefits other than any accrued compensation, any unpaid prior year’s bonus, rights to indemnification and directors’ and officers’ liability insurance and as otherwise required by law.

If the executive’s employment is terminated as a result of his or her death or disability, we will pay him or her or his or her estate, as applicable, any accrued compensation and any unpaid prior year’s bonus.

Our employment agreements with Messrs. Baluch and Armstrong, Ms. Masson-Hurlburt, Dr. Mounts and Dr. David each contain a non-compete provision that provides that during the employment and for a specified period immediately following the executive’s separation from employment for any reason, the executive is prohibited from engaging in any business involving the development or commercialization of a preventive anti-infective product that would be a direct competitor of Neutrolin or a product containing taurolidine or any other product being actively developed or produced by us within the United States and the European Union (or in the case of Mr. Baluch, Dr. David, Ms. Masson-Hurlburt and Mr. Armstrong, worldwide) on the date of termination of his or her employment.

Tax and Accounting Considerations

U.S. federal income tax generally limits the tax deductibility of compensation we pay to our Named Executive Officers and certain other officers to $1.0 million each in the year the compensation becomes taxable to the executive officers. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. Rather, we seek to maintain flexibility in how we compensate our executive officers so as to meet a broader set of corporate and strategic goals and the needs of stockholders, and as such, we may be limited in our ability to deduct amounts of compensation from time to time. Accounting rules require us to expense the cost of our stock option grants. Because of option expensing and the impact of dilution on our stockholders, we pay close attention to, among other factors, the type of equity awards we grant and the number and value of the shares underlying such awards.

Pension Benefits

We do not maintain any qualified or nonqualified defined benefit pension plans. As a result, none of our Named Executive Officers participate in or have benefits under qualified or nonqualified defined benefit pension plans sponsored by us. Our Compensation Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Summary Compensation Table

The following table sets forth information with respect to compensation earned by our Named Executive Officers in the years ended December 31, 2020 and 2019:

Name and Principal Position	Year	Salary ($)		Option Awards ($)	Restricted Stock Units Awards ($)	Non-equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Khoso Baluch	2020	425,000		428,583	—	340,000	(5)	40,088	(6)	1,233,671
Chief Executive Officer(1)	2019	387,885		1,133,600	—	248,000	(5)	26,344	(6)	1,795,829

Matthew David(2)	2020	209,423		768,386	—	99,000	(4)	20,866	(7)	1,097,675
Chief Financial Officer	2019	—		—	—	—		—		—

Phoebe Mounts(3)	2020	350,000		408,070	—	163,333	(5)	9,745	(7)	931,148
Executive Vice President and General Counsel and Head of Regulatory, Compliance and Legal	2019	232,885		426,790	—	84,000	(5)	2,479	(7)	746,154

John Armstrong(4)	2020	322,635		332,420	—	112,875	(5)	19,388	(8)	787,318
Executive Vice President for Technical Operations	2019	310,000		57,195	—	86,800	(5)	11,001	(8)	464,996

Elizabeth Masson-Hurlburt	2020	291,792		332,420	—	136,500	(5)	35,561	(7)	796,273
Executive Vice President and Head of Clinical Operations	2019	280,000		298,504	—	67,200	(5)	25,734	(7)	671,438

Robert W. Cook	2020	242,403	(10)	—	—	—		2,615	(7)	245,018
Chief Financial Officer(9)

____________

(1)      On October 1, 2021, the Company and Khoso Baluch came to a mutual agreement pursuant to which Mr. Baluch retired from his position as the Company’s Chief Executive Officer, effective October 4, 2021. Mr. Baluch also resigned from the Company’s Board of Directors.

(2)      Dr. David became our Executive Vice President and Chief Financial Officer on May 11, 2020 and is also currently serving as the interim Chief Executive Officer.

(3)      Dr. Mounts became our Executive Vice President and General Counsel and Head of Regulatory, Compliance and Legal on May 1, 2019.

(4)      On October 4, 2021, the Company and John Armstrong came to a mutual agreement pursuant to which Mr. Armstrong retired from his position as the Company’s Executive Vice President, Technical Operations, effective October 4, 2021.

(5)      The non-equity incentive plan bonuses reflected in 2020 related to the Company’s performance for the year 2020, which were accrued in 2020 but paid in 2021. The non-equity incentive bonuses reflected in 2019 related to the Company’s performance for the year 2019, which were accrued in 2019 and paid in 2020.

(6)      Consists of health benefits, 401(k) employer match, and reimbursed commuter expenses.

(7)      Consists of health benefits and 401(k) employer match.

(8)      Consists of health benefits.

(9)      On November 6, 2019, Robert Cook and the Company mutually agreed not to renew his employment agreement, which expired on January 31, 2020. In connection with his termination of employment with the Company, Mr. Cook and the Company entered into a consulting agreement, which continued until August 20, 2021.

(10)    Consists of $33,653 salary and payment for Mr. Cook’s services as a consultant in the amount of $208,750 for the period from February 1, 2020 until December 31, 2020; Mr. Cook also received payment for services as a consultant in the amount of $7,188 for the period from January 1, 2021 until August 20, 2021.

Outstanding Equity Awards at Fiscal Year-End 2020

The following table contains certain information concerning unexercised options for the Named Executive Officers as of December 31, 2020.

Name	Number of Shares Underlying Unexercised Options (#) – Exercisable	Number of Shares Underlying Unexercised Options (#) – Unexercisable	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Khoso Baluch(1)	310,000	—	—	12.60	10/03/2026
	55,600	14,000	—	8.30	01/10/2029
	30,000	90,000	—	6.82	09/26/2029
	25,157	75,473	—	5.63	02/25/2030

Matthew David	22,167	83,000	19,833	4.08	05/11/2030
	22,167	83,000	19,833	5.63	05/11/2030

Phoebe Mounts	28,500	31,500	10,000	7.92	05/01/2029
	6,191	18,573	—	5.63	02/25/2030
	12,500	37,500	—	4.08	05/11/2030
	12,500	37,500	—	5.63	05/11/2030

John Armstrong(2)	2,000	—	—	7.60	11/14/2024
	3,000	—	—	16.25	07/28/2025
	40,000	—	—	12.55	03/08/2026
	6,600	—	—	10.90	03/01/2027
	6,255	1,575	—	8.30	01/10/2029
	6,191	18,573	—	5.63	02/25/2030
	9,375	28,125	—	4.08	05/11/2030
	9,375	28,125	—	5.63	05/11/2030

Elizabeth Masson-Hurlburt	35,400	18,600	—	1.45	3/19/2028
	16,680	4,200	—	8.30	01/10/2029
	6,191	18,573	—	5.63	02/25/2030
	9,375	28,125	—	4.08	05/11/2030
	9,375	28,125	—	5.63	05/11/2030

Robert Cook	11,300	—	—	8.30	11/18/2021
	44,900	—	—	8.45	11/18/2021

____________

(1)      On October 1, 2021, the Company and Khoso Baluch came to a mutual agreement pursuant to which Mr. Baluch retired from his position as the Company’s Chief Executive Officer, effective October 4, 2021. Mr. Baluch also resigned from the Company’s Board of Directors. As a result of Mr. Baluch’s retirement, 102,157 unvested stock options were accelerated and vested as of his retirement date, and 295,158 unvested stock options were forfeited. Mr. Baluch currently holds 625,072 fully vested stock options with an expiration date of October 4, 2024.

(2)      On October 4, 2021, the Company and John Armstrong came to a mutual agreement pursuant to which Mr. Armstrong retired from his position as the Company’s Executive Vice President, Technical Operations, effective October 4, 2021. As a result of Mr. Armstrong’s retirement, 43,229 unvested stock options were accelerated and vested as of his retirement date, and 129,941 unvested stock options were forfeited. Mr. Armstrong currently holds 169,253 fully vested stock options with an expiration date of October 4, 2024.

Option Repricings

We did not engage in any repricings or other modifications to any of our Named Executive Officers’ outstanding options during the year ended December 31, 2020.

Potential Payments on a Qualifying Termination

If the severance payments called for in our employment agreements with our Named Executive Officers had been triggered on December 31, 2020, we would have been obligated to make the following payments:

Name	Cash Severance Payment ($ per month) and (# of months paid)			Benefits ($ per month) and (# of months paid)		Number of Options (# that would vest) and ($ market value)(1)
Khoso Baluch	$35,417	(2)	12 mos.	$2,952	12 mos.	179,473	$190,751
Matthew David	$27,500	(3)	9 mos.	$3,711	9 mos.	166,000	$427,450
Phoebe Mounts	$29,167	(4)	9 mos.	$936	9 mos.	125,073	$226,556
John Armstrong	$27,083	(5)	9 mos.	$2,186	9 mos.	76,398	$178,275
Elizabeth Masson-Hurlburt	$24,500	(6)	9 mos.	$3,720	9 mos.	97,623	$289,503

____________

(1)      The market value equals the difference between the fair market value of the shares that could be acquired based on the closing sale price per share of our common stock on the Nasdaq Global Market on December 31, 2020, which was $7.43, and the exercise prices for the underlying stock options.

(2)      Represents severance based on monthly base salary, payable for 12 months. Any bonus for the year of termination based on performance would also be paid, prorated based on the number of days employed for such year. On October 4, 2021, Mr. Baluch retired from the Company and his employment agreement was terminated. In connection with his separation from service, the Company and Mr. Baluch entered into the Baluch Separation Agreement. Under the Baluch Separation Agreement, Mr. Baluch will receive the severance payments and benefits described above with respect to a termination by the Company without Cause, calculated as of his separation from service.

(3)      Represents severance based on monthly base salary, payable for 9 months. Any bonus for the year of termination based on performance would also be paid, prorated based on the number of dates employed for such year.

(4)      Represents severance based on monthly base salary, payable for 9 months. Any bonus for the year of termination based on performance would also be paid, prorated based on the number of days employed for such year.

(5)      Represents severance based on monthly base salary, payable for 9 months. Any bonus for the year of termination based on performance would also be paid, prorated based on the number of days employed for such year. On October 4, 2021, Mr. Armstrong retired from the Company and his employment agreement was terminated. In connection with his separation from service, the Company and Mr. Armstrong entered into the Armstrong Separation Agreement. Under the Armstrong Separation Agreement, Mr. Armstrong will receive the severance payments and benefits described above with respect to a termination by the Company without Cause, calculated as of his separation from service.

(6)      Represents severance based on monthly base salary, payable for 9 months. Any bonus for the year of termination based on performance would also be paid, prorated based on the number of days employed for such year.

AUDITOR AND AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2020, which were audited by Friedman LLP, our independent registered public accounting firm. The Audit Committee discussed with Friedman LLP the matters required to be discussed pursuant to Public Company Accounting Oversight Board (United States) Auditing Standard 16 (Communication with Audit Committee) and the SEC. The Audit Committee received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee also considered whether the provision of services other than the audit of our financial statements for the fiscal year ended December 31, 2020 were compatible with maintaining Friedman LLP’s independence.

Based on the review and discussions referred to in the foregoing paragraph, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

All members of our Audit Committee are independent under SEC regulation and Rule 5605(c) of the Nasdaq Global Markets Listing Rules. The financial literacy requirements of the SEC require that each member of our Audit Committee be able to read and understand fundamental financial statements. In addition, at least one member of our Audit Committee must qualify as an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, and have financial sophistication in accordance with the Nasdaq Global Markets Listing Rules 5605(c). Our Board has determined that each of Mr. Lefkowitz, Mr. Duncan and Dr. Dunton qualifies as an audit committee financial expert.

THE AUDIT COMMITTEE
Steven Lefkowitz, Chairman

Gregory Duncan

Alan W. Dunton

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth fees billed to us by Friedman LLP, our independent registered public accounting firm for the years ended December 31, 2020 and 2019, for services relating to: auditing our annual financial statements; reviewing our financial statements included in our quarterly reports on Form 10-Q; reviewing registration statements during 2020 and 2019; financing activities in 2020 and 2019; and services rendered in connection with tax compliance, tax advice, and tax planning, and all other fees for services rendered.

	2020	2019
Audit Fees(1)	$153,000	$188,790
Audit Related Fees(2)	37,000	—
Tax Fees(3)	—	—
All Other Fees	—	—
Total	$190,000	$188,790

____________

(1)      Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and internal control over financial reporting (as applicable), quarterly review of financial statements included in our Quarterly Reports on Form 10-Q and audit services provided in connection with our other statutory and regulatory filings.

(2)      Audit-related fees comprise fees for professional services that are reasonably related to the performance of the worldwide audit or review of our financial statements.

(3)      Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.

Audit Committee Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee is responsible for reviewing and approving in advance any audit and any permissible non-audit engagement or relationship between us and our independent registered public accounting firm. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by our independent registered public accounting firm. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to our management. Audit Committee pre-approval of non-audit services (other than review and attestation services) also will not be required if such services fall within available exceptions established by the SEC. All services performed by our independent registered public accounting firm during 2020 were pre-approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

None since the beginning of 2020.

Procedures for Review and Approval of Transactions with Related Persons

Pursuant to the Audit Committee Charter, the Audit Committee is responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties. Our policies and procedures for review and approval of transactions with related persons are in writing in our Code of Conduct and Ethics available on our website at www.cormedix.com under the “Investor Relations — Corporate Governance” tab.

STOCKHOLDER COMMUNICATIONS

Stockholders may send any communications regarding our Company’s business to the Board in care of our Corporate Secretary at our principal executive offices located at 300 Connell Drive, Suite 4200, Berkeley Heights, New Jersey 07922. The Corporate Secretary will forward all such communications to the addressee.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

Stockholders who intend to present proposals at the Company’s 2022 annual meeting of stockholders under SEC Rule 14a-8 must ensure that such proposals are received by the Secretary of the Company no later than July 1, 2022. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the Company’s 2022 proxy materials. Notwithstanding the foregoing, in the event the date of annual meeting for 2022 is changed by more than 30 days from the date of the Annual Meeting for 2021, all stockholder proposals must be submitted a reasonable time before a solicitation is made.

In accordance with our bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the 2022 annual meeting of stockholders but not submitted for inclusion in the proxy statement for our 2022 Annual Meeting of stockholders pursuant to Rule 14a-8, must be received by us no earlier than August 11, 2022 and no later than September 10, 2022, unless we change the date of our 2022 annual meeting more than 30 days before or more than 60 days after December 9, 2022, in which case stockholder proposals must be received by us not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies to deliver a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. Upon request, we will promptly deliver a separate copy of proxy materials to one or more stockholders at a shared address to which a single copy of proxy materials was delivered. Stockholders may request a separate copy of proxy materials by contacting us either by calling (908) 517-9500 or by mailing a request to 300 Connell Drive, Suite 4200, Berkeley Heights, New Jersey 07922. Stockholders at a shared address who receive multiple copies of proxy materials may request to receive a single copy of proxy materials in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as filed with the SEC is accessible free of charge on its website at www.sec.gov. It contains audited financial statements covering the fiscal years ended December 31, 2020 and 2019. You can request a copy of our Annual Report on Form 10-K free of charge by calling (908) 517-9500 or by mailing a request to our Corporate Secretary, 300 Connell Drive, Suite 4200, Berkeley Heights, New Jersey 07922. Please include your contact information with the request.

INSTRUCTIONS TO CORMEDIX INC. 2021 VIRTUAL ANNUAL MEETING

To attend the 2021 Annual Meeting, stockholders will need to access www.virtualshareholdermeeting.com/
CRMD2021 and enter your control number found on your proxy card.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D61631-P62797 Nominees: 01) Janet Dillione 02) Alan W. Dunton 03) Myron Kaplan 04) Steven Lefkowitz 05) Paulo F. Costa 06) Greg Duncan 4. To ratify the appointment of Friedman LLP as our independent registered public accounting rm for the scal year ending December 31, 2021.1. 3. To approve on a non-binding advisory basis the frequency of future advisory votes on executive compensation. The Board of Directors recommends you vote FOR proposal 2. The Board of Directors recommends you vote FOR proposal 4. The Board of Directors recommends you vote 3 YEARS on proposal 3. 2. To approve on a non-binding advisory basis our executive compensation. NOTE: To act upon such other matters as may properly come before the meeting or any adjournment thereof. 1. Election of Directors For All Withhold All For All Except For Against Abstain For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized ofcer.. CORMEDIX INC. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: CORMEDIX INC. 300 CONNELL DRIVE SUITE 4200 BERKELEY HEIGHTS, NJ 07922 3 Years 1 Year 2 Years Abstain VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on December 8, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ CRMD2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on December 8, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com D61632-P62797 CORMEDIX INC. Annual Meeting of Stockholders December 9, 2021 9:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Matthew David and Phoebe Mounts, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CORMEDIX INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EST on December 9, 2021, virtually at www.virtualshareholdermeeting.com/CRMD2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side